Exhibit 99.1

                Midas Reports Third Quarter Income of $0.09 Per
                 Share after Special Items Related to Exit from
                     Exhaust Manufacturing and Distribution


    ITASCA, Ill.--(BUSINESS WIRE)--Oct. 27, 2005--Midas, Inc. (NYSE:MDS) reported net income of $1.5 million--or $0.09 per diluted share--for the third quarter ended Oct. 1, 2005, after special items related to the company's exit from exhaust manufacturing and distribution.
    During the third quarter, Midas recorded restructuring charges of $1.5 million--or $0.06 per diluted share--primarily to write down assets related to the exhaust manufacturing and distribution business.
    Also included in the results are operating losses of approximately $0.9 million--or $0.03 per diluted share--related to the operation of the exhaust manufacturing and distribution business. Excluding the exhaust manufacturing and distribution items, the company earned $0.18 per diluted share, which represents a non-GAAP earnings per diluted share measure.
    "The closing of the muffler plant in Hartford, Wisc., in late August moves us one step closer to our franchise focused business model," said Alan D. Feldman, Midas' president and chief executive officer.
    "Closing our last warehouse in Chicago early next year once remaining exhaust inventories are liquidated will complete this phase of our transformation," he said.
    So far in 2005, the company has recorded exhaust-related restructuring charges of $11.1 million. The company expects total restructuring charges related to the exit from exhaust manufacturing to be approximately $12 to $14 million. A portion of these charges will not be recorded until early 2006.
    "Despite a tough retail environment, we still posted our 10th consecutive quarter of positive comparable shop retail sales in the U.S. with an increase of 1.4 percent for the third quarter," Feldman said. "Like others in the retail marketplace, Midas experienced softness in retail sales in September following the hurricanes and the sharp increase in gas prices. July and August were up about 2.6 percent in total, but September was down about 1.0 percent."
    Feldman said that comparable shop retail sales so far in October have improved. Only four shops in the Gulf Coast area remain closed from Hurricanes Katrina and Rita, down from more than 20 initially. Nine company-owned shops and 22 franchised shops are currently closed in Florida as a result of Hurricane Wilma.
    "Retail sales are gaining strength in October, as a result of the national promotion for maintenance services supported by our new 'Trust the Midas Touch' television campaign that features celebrity customers Fred Flintstone and Barney Rubble," Feldman said.

    Exit from exhaust manufacturing

    In May, Midas announced an agreement calling for AutoZone (NYSE:AZO) to be the exclusively endorsed supplier of Arvin brand exhaust products to more than 1,600 Midas shops in the United States.
    The exhaust products are supplied by ArvinMeritor (NYSE:ARM) and replace Midas-brand products that had been manufactured by Midas at its Hartford plant and sold to Midas shops by AutoZone. Retail sales of exhaust parts and services will continue at Midas shops.
    A region-by-region transition process began in late June for shipping of Arvin products to Midas shops. To date, more than 1,000 of the 1,600 U.S. Midas shops have been converted to Arvin exhaust products. The transition for the remaining shops will be completed by mid-December.
    Sixteen employees remain at the Hartford plant to handle removal of production equipment and to physically shut down the facility. The Chicago warehouse, which distributes exhaust products that were manufactured at Hartford, is expected to close during the first quarter of 2006. In the meantime, the Chicago warehouse continues to supply exhaust to AutoZone during the transition and will continue to supply exhaust to Uni-Select until a new exhaust supply agreement is reached for Midas shops in Canada.
    The closures will ultimately result in the termination of a total of 195 employees at the Hartford plant, in the Chicago warehouse and at Midas headquarters in Itasca. Of that total, only 55 remain.

    2005 Third Quarter and Nine-Month Results

    Sales and revenues for the third quarter were $48.7 million, down from $51.3 million in 2004. For the first nine months, sales and revenues were $148.5 million, down slightly from $150.2 million in the same period last year. The decline for both the quarter and nine months is entirely due to lower sales of replacement parts because of the exit from exhaust manufacturing.
    Royalties and license fees were $16.8 million for the quarter and $49.6 million for the first nine months, compared to $16.6 million and $47.9 million for the same periods in 2004. Real estate revenues were $9.1 million for the third quarter and $27.0 for the first nine months compared to $9.2 million and $27.3 million, respectively, last year.
    Retail sales at Midas' 69 company-owned shops in the United States were $9.6 million for the quarter and $28.3 million for the first nine months, up from $9.2 million for the quarter and $27.1 million for the first nine months last year. Comparable shop sales increased 8.2 percent in company shops in the third quarter. The company re-franchised one shop in Chicago during the quarter.
    Replacement part sales and product royalties were $12.4 million in the third quarter and $41.2 million in the first nine months, down from $15.7 million and $46.0 million for the same periods last year. The decline is due to lower sales of exhaust products this year as the company has phased out its exhaust manufacturing business.
    Selling, general and administrative expenses (SG & A) expenses were $22.9 million in the third quarter and $68.4 million for the first nine months, compared to $22.8 million and $68.2 million, respectively, last year.
    Operating income was $4.7 million for the third quarter and $7.3 million for the first nine months, after the special items related to the exit from exhaust manufacturing and distribution. In 2004, operating income was $5.9 million in the third quarter and $17.7 million for the first nine months.
    The 2005 operating results include exhaust-related special charges of $1.5 million in the third quarter and $11.1 million in the first nine months.
    Interest expense for the third quarter was $2.4 million and was $7.4 million for the first nine months, compared to $2.6 million and $10.2 million, respectively, last year. The company's bank debt was $65.0 million at the end of the third quarter.
    Midas recorded income tax expense of $0.9 million for the third quarter and the first nine months. The company does not expect to pay a significant amount of cash income taxes until the end of the decade because of net operating loss carry forwards of approximately $110 million generated in prior years.
    Midas purchased 118,100 shares of its common stock during the third quarter, at an average price of $21.21 per share, primarily as part of a $25 million share repurchase plan announced in November 2004. The company has purchased 321,193 shares so far in 2005 at an average price of $22.36.

    2005 Outlook

    "The closure of the Hartford exhaust plant during the third quarter moves us closer to completing the exit from the parts distribution business which we began in 2003 and enables us to sharpen our focus on the profitable growth of retail sales," Feldman said.
    "We are encouraged by the continuing strength in retail sales of tires and maintenance services at Midas shops in the U.S. and Canada," he said. "We also are preparing the organization to add new franchised shops in North America over the coming years."
    Feldman reaffirmed the company's previous 2005 guidance of operating income of $24 to $26 million, excluding losses related to exhaust manufacturing and special charges. Midas said it will lose between $3.0 and $4.0 million from the exhaust manufacturing and distribution business in 2005.

    Midas is one of the world's largest providers of automotive service, offering brake, exhaust, maintenance, tires, steering and suspension services at more than 2,600 franchised, licensed and company-owned Midas shops in 19 countries, including 1,800 in the United States and Canada.

    NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2004 annual report of Form 10-K.


                              MIDAS, INC.
            CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
             (In millions, except for earnings per share)

                           For the quarter       For the nine months
                        ended fiscal September  ended fiscal September
                        ----------------------  ----------------------
                           2005        2004        2005        2004
                        ----------  ----------  ----------  ----------
                        (13 weeks)  (13 weeks)  (39 weeks)  (39 weeks)

Sales and revenues:
  Franchise royalties
   and license fees         $16.8       $16.6       $49.6       $47.9
  Real estate revenues        9.1         9.2        27.0        27.3
  Company-operated shop
   retail sales               9.6         9.2        28.3        27.1
  Replacement part sales
   and product royalties     12.4        15.7        41.2        46.0
  Other                       0.8         0.6         2.4         1.9
                        ----------  ----------  ----------  ----------
      Total sales and
       revenues              48.7        51.3       148.5       150.2
                        ----------  ----------  ----------  ----------

Cost of sales and
 revenues:
  Real estate cost of
   revenues                   5.4         5.5        16.6        16.5
  Company-operated shop
   cost of sales              2.2         2.0         6.6         5.3
  Replacement part cost
   of sales                  10.3        12.5        33.1        35.4
  Warranty expense            1.7         2.6         5.4         7.1
  Business
   transformation
   charges (inventory
   write-down)                 --          --         4.1          --
                        ----------  ----------  ----------  ----------
      Total cost of
       sales and
       revenues              19.6        22.6        65.8        64.3
                        ----------  ----------  ----------  ----------

      Gross profit           29.1        28.7        82.7        85.9

Selling, general, and
 administrative expenses     22.9        22.8        68.4        68.2
Business transformation
 charges                      1.5          --         7.0          --
                        ----------  ----------  ----------  ----------

      Operating income        4.7         5.9         7.3        17.7

Interest expense            ( 2.4)      ( 2.6)      ( 7.4)     ( 10.2)
Loss on early
 extinguishment of debt        --          --          --       ( 4.7)
Gain on sale of assets        0.1          --         2.0          --
Other income (expense),
 net                           --       ( 0.1)        0.6         0.4
                        ----------  ----------  ----------  ----------

      Income  before
       income taxes           2.4         3.2         2.5         3.2
Income tax expense            0.9         1.1         0.9         1.1
                        ----------  ----------  ----------  ----------

      Net income             $1.5        $2.1        $1.6        $2.1
                        ==========  ==========  ==========  ==========

Earnings per share:
  Basic                     $0.09       $0.14       $0.10       $0.14
                        ==========  ==========  ==========  ==========
  Diluted                   $0.09       $0.13       $0.09       $0.13
                        ==========  ==========  ==========  ==========


Average number of
 shares:
  Common shares
   outstanding               15.8        15.5        15.8        15.3
  Common stock warrants       0.1         0.2         0.1         0.3
                        ----------  ----------  ----------  ----------
  Shares applicable to
   basic earnings            15.9        15.7        15.9        15.6
  Equivalent shares on
   outstanding stock
   awards                     0.7         0.5         0.7         0.5
                        ----------  ----------  ----------  ----------
  Shares applicable to
   diluted earnings          16.6        16.2        16.6        16.1
                        ==========  ==========  ==========  ==========


Capital expenditures         $0.9        $0.4        $1.9        $0.8
                        ==========  ==========  ==========  ==========


                              MIDAS, INC.
                       CONDENSED BALANCE SHEETS
                             (In millions)

                                                   Fiscal     Fiscal
                                                  September  December
                                                    2005       2004
                                                 ----------- ---------
                                                 (Unaudited)
Assets:
Current assets:
   Cash and cash equivalents                           $2.0      $0.9
   Receivables, net                                    34.7      33.4
   Inventories, net                                     7.5      12.2
   Deferred income taxes                               10.8       9.0
   Other current assets                                 6.2       6.8
                                                 ----------- ---------
      Total current assets                             61.2      62.3
Property and equipment, net                           106.4     117.4
Deferred income taxes                                  61.7      62.2
Other assets                                           12.0      10.1
                                                 ----------- ---------
      Total assets                                   $241.3    $252.0
                                                 =========== =========

Liabilities and equity:
Current liabilities:
   Current portion of long-term obligations            $1.9      $7.9
   Accounts payable                                    11.3      16.1
   Accrued expenses                                    32.9      32.5
                                                 ----------- ---------
      Total current liabilities                        46.1      56.5
Long-term debt                                         65.0      63.0
Obligations under capital leases                        4.3       5.1
Finance lease obligation                               36.1      36.7
Accrued warranty                                       31.4      32.1
Other liabilities                                       7.1       9.7
                                                 ----------- ---------
      Total liabilities                               190.0     203.1
                                                 ----------- ---------

Shareholders' equity:
 Common stock ($.001 par value, 100 million
  shares authorized, 17.7 million shares
  and 17.6 million shares issued) and paid-in
  capital                                              19.8      21.4
   Treasury stock, at cost (1.6 million shares
    and 1.8 million shares)                           (37.0)    (41.2)
   Unamortized restricted stock awards                 (4.5)     (2.2)
   Retained income                                     80.5      78.9
   Cumulative other comprehensive loss                 (7.5)     (8.0)
                                                 ----------- ---------
      Total shareholders' equity                       51.3      48.9
                                                 ----------- ---------
      Total liabilities and shareholders' equity     $241.3    $252.0
                                                 =========== =========


    CONTACT: Midas, Inc.
             Bob Troyer, 630-438-3016
             http://www.midasinc.com